                                    Exhibit 21

        NAME                                 JURISDICTION OF INCORPORATION
        ----                                 -----------------------------
TOPS Corporation                             Nevada
Overlook Communications International
  Corporation                                North Carolina
WorldLink Communications, Inc.               Georgia
Phoenix DataNet, Inc.                        Texas
Phoenix Data Systems, Inc.                   Texas
Telecommute Solutions, Inc.                  Texas
Charter Communicaciones Internacionales
  Grupo, S.A.                                Panama
Charter Communications International
  de Venezuela, S.A.                         Venezuela
Charter Communications International
  de Mexico                                  Mexico